July 30, 2008

Avantair, Inc.
4311 General Howard Drive
Clearwater, FL 33762

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Avantair, Inc., a Delaware corporation (the “Company”), in connection with the registration by Avantair, Inc., of 2,951,457 shares of common stock, par value $.01 per share (the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”), on a Registration Statement on Form S-1, filed with the Securities and Exchange Commission (the “Commission”) on July 30, 2008 to register certain resales of the Shares and by the selling stockholders named in the Registration Statement. This opinion is being provided at your request in connection with the filing of the Registration Statement.

In rendering the opinion expressed herein, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents: (a) the Registration Statement; (b) the Certificate of Incorporation, as in effect on the date hereof, certified by the Secretary of State of the State of Delaware, and the Bylaws, as in effect on the date hereof, of the Company; and (c) such other instruments, agreements or documents as we have considered necessary to the rendering of the opinion expressed below.

In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and the accuracy and completeness of all public records reviewed by us. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and the valid execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof with respect to such parties.

Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion and advise you that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

Avantair, Inc.
July 30, 2008

In addition to the qualifications set forth above, this opinion is subject to the qualification that we express no opinion as to the laws of any jurisdiction other than the State of New York and the Delaware General Corporation Law, including applicable statutory provisions, rules and regulations underlying those provisions and applicable judicial and regulatory determinations.

The foregoing opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or changes in the law which may hereafter occur. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters,” but in giving such consent do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DLA Piper US LLP